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                                                                      EXHIBIT 11


                            KRAUSE'S FURNITURE, INC.



                       COMPUTATION OF NET LOSS PER SHARE


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                       FISCAL YEARS ENDED
                                                            -----------------------------------------
                                                            FEBRUARY 1,    FEBRUARY 2,    JANUARY 28,
                                                               1998           1997           1996
                                                            -----------    -----------    -----------
Net loss..................................................    $(7,480)      $(13,389)       $(8,715)
                                                              =======       ========        =======
Weighted average number of shares outstanding:............     19,021         10,445          3,950
                                                              =======       ========        =======
Basic and diluted loss per share..........................    $ (0.39)      $  (1.28)       $ (2.21)
                                                              =======       ========        =======


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(A) Common stock equivalents are excluded from the calculation in loss years since they are anti-dilutive.



(B) All share and per share amounts have been restated to reflect a one-for-three reverse stock split effected August 1, 1995.